CERTIFICATE OF DESIGNATION
OF
SERIES B CONVERTIBLE
PREFERRED STOCK
OF
SHELLS SEAFOOD RESTAURANTS, INC.

Pursuant to Section 151 of the General Corporation Law of the State of Delaware.

Shells Seafood Restaurants, Inc., a Delaware corporation (the “Corporation”), certifies that pursuant to the authority contained in the Certificate of Incorporation (the “Certificate of Incorporation”) and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, its Board of Directors has adopted the following resolution, creating a series of its Preferred Stock, $0.01 par value per share, designated as:

Number of
Series:	Designated Shares:

Series B Convertible	800,000 (initially convertible into 16,000,000
Preferred Stock	shares of Common Stock)

RESOLVED, that a series of the class of authorized Preferred Stock, $0.01 par value per share, of the Corporation (the “Preferred Stock”) be designated “Series B Convertible Preferred Stock” (the “Series B Preferred Stock” and shares thereof “Series B Preferred Shares”) and hereby be created. The voting powers, designations, preferences, rights and qualifications, limitations or restrictions of the shares of such series are as follows (with capitalized terms being defined as set forth in Section 10 below, except as otherwise defined herein):

1.  Number of Shares. The number of shares constituting the Series B Preferred Stock shall be as set forth above.

2.  Ranking. Subject to Section 5 below, the Series B Preferred Stock ranks senior to the Corporation’s common stock, par value $0.01 per share, (the “Common Stock”) as to distributions upon a Liquidation Event.

3.  Voting. Except as may be otherwise provided in this Certificate of Designation or as otherwise required by applicable law, the Series B Preferred Stock shall vote together with the Common Stock as a single class on all actions to be taken by the stockholders of the Corporation. The holders of Series B Preferred Stock shall be entitled to notice of all stockholders meetings in accordance with the Corporation’s bylaws. Each share of Series B Preferred Stock shall entitle the holder thereof to one vote per each whole share of Common Stock into which such share of Series B Preferred Stock is convertible as of the record date for such vote or, if no record date is specified, as of the date of such vote. For so long as any of the shares of Series B Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the holders of at least a majority of the shares of Series B Preferred Stock then outstanding: (i)alter or change adversely the powers, preferences or rights given to the Series B Preferred Stock or alter or amend this Certificate of Designation; (ii) authorize or create any class of stock ranking as to a distribution of assets upon a Liquidation Event senior to or pari passu with the Series B Preferred Stock; or (iii) issue any additional shares of the Corporation’s Series A Convertible Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”), or alter or change the powers, preferences or rights given to the Series A Preferred Stock.

4.  Dividends. Subject to the rights of the holders of any shares of any series of Preferred Stock ranking prior and superior to the shares of Series B Preferred Stock with respect to dividends, if the Board shall declare a dividend payable upon the then outstanding shares of the Common Stock, the Board shall declare at the same time a dividend upon each outstanding share of the Series B Preferred Stock, payable at the same time as the dividend paid on the Common Stock, in an amount per share of the Series B Preferred Stock equal to the amount payable on the largest number of whole shares of the Common Stock into which each share of the Series B Preferred Stock is then convertible pursuant to the applicable provisions of this Certificate of Designations. If the assets of the Corporation shall be insufficient to pay each of the holders of Common Stock and Series B Preferred Stock the full amount of dividends to which they shall be entitled pursuant to the immediately preceding sentence, then the holders of Series B Preferred Stock and the holders of Common Stock shall share in such payment of dividends on a pro rata basis according to the respective amounts each such holder would have received had there been sufficient assets therefor.

5.  Liquidation. Subject to the rights of the holders of any shares of any series of Preferred Stock ranking prior and superior to the shares of Series B Preferred Stock with respect to a Liquidation Event, upon any Liquidation Event, each holder of shares of Series B Preferred Stock shall be entitled to be paid out of the assets of the Corporation legally available for distribution to its stockholders, before any payment shall be made to the holders of Common Stock or any other class or series of stock ranking on liquidation junior to the Series B Preferred Stock, an amount equal to the sum of (a) the Series B Liquidation Value of each share of Series B Preferred Stock held by such holder, plus any declared but unpaid dividends thereon and (b) the amount such holder would receive if all holders of Series B Preferred Stock had converted their shares of Series B Preferred Stock in accordance with Section 6 below immediately prior to such Liquidation Event. Such amount payable with respect to one share of the Series B Preferred Stock is sometimes referred to as the “Series B Liquidation Preference Payment.” If upon such Liquidation Event, the assets to be distributed among the holders of Series B Preferred Stock shall be insufficient to permit payment to the holders of Series B Preferred Stock of the amount distributable as aforesaid, then, subject to the rights of any stock ranking senior to the Series B Preferred Stock, the entire assets of the Corporation to be so distributed shall be distributed ratably among the holders of Series B Preferred Stock in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

Written notice of any proposed Liquidation Event, stating a payment date, the amount of the Series B Liquidation Preference Payment and the place where said Series B Liquidation Preference Payment shall be payable, shall be furnished to each holder of record of Series B Preferred Stock not less than 20 days prior to the payment date stated therein, to the holders of record of Series B Preferred Stock, such notice to be addressed to each such holder at its address as shown by the records of the Corporation.

6.  Conversions. The holders of shares of Series B Preferred Stock shall have the following conversion rights and obligations:

a.  Right to Convert. Subject to the terms and conditions of this Section 6, the holder of any share or shares of Series B Preferred Stock shall have the right, at the holder’s option at any time and from time to time, to convert any share of Series B Preferred Stock into such number of fully paid and nonassessable shares of Common Stock as is obtained by dividing (i) the Series B Liquidation Value, plus all declared and unpaid dividends thereon, by (ii) the Conversion Price then in effect. Such rights of conversion shall be exercised by the holder of Series B Preferred Stock by giving written notice that the holder elects to convert a stated number of shares of Series B Preferred Stock into Common Stock and by surrender of a certificate or certificates for the shares to be converted (or, if such certificate or certificates have been lost, stolen or mutilated, an executed affidavit of loss with respect thereto) to the Corporation at its principal office (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holders of the Series B Preferred Stock) at any time during its usual business hours on the date set forth in such notice, together with a statement of the name or names (with address) in which the certificate or certificates for shares of Common Stock shall be issued.

b.  Issuance of Certificates; Time Conversion Effected. Promptly, and in any event, within three business days, after the receipt of the written notice referred to in Section 6(a) and the surrender of the certificate or certificates for the share or shares of Series B Preferred Stock to be converted (or, if applicable, an affidavit of loss) and the payment of any applicable transfer taxes, the Corporation shall issue and deliver, or cause to be issued and delivered, to the holder, registered in such name or names as such holder may direct, a certificate or certificates for the number of whole shares of Common Stock issuable upon the conversion of such share or shares of Series B Preferred Stock. To the extent permitted by law, such conversion shall be deemed to have been effected and the Conversion Price shall be determined as of the close of business on the date on which such written notice shall have been received by the Corporation and the certificate or certificates for such share or shares shall have been surrendered (or affidavit of loss has been received by the Corporation, if applicable) as aforesaid, and at such time the rights of the holder of such share or shares of Series B Preferred Stock shall cease, including without limitation, the right to receive the Series B Liquidation Preference Payment, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby.

c.  Series B Conversion Price.

i.  Initial Conversion Price.  The initial Conversion Price of the Series B Preferred Stock will be $0.75 per share. In order to prevent dilution of the conversion rights granted to holders of Series B Preferred Stock hereunder, the Conversion Price will be subject to adjustment from time to time pursuant to Sections 6(c), 6(f) and 6(g). The adjustments set forth in Sections 6(c), 6(f) and 6(g) shall apply to the first event that triggers such adjustment and each subsequent event that triggers such adjustment. For purposes of this Section 6(c), the Corporation shall be deemed to have issued or sold Common Stock upon any actions under the circumstances as set forth in this Section 6(c) or Section 6(d) below.

ii.  Adjustment for Dilutive Events. If and whenever on or after the Original Issue Date, the Corporation issues or sells, or in accordance with Section 6(d) below is deemed to have issued or sold, any shares of Common Stock for consideration per share less than the Conversion Price in effect immediately prior to the time of such issue or sale (a “Dilutive Event”), then forthwith upon the occurrence of any such Dilutive Event the Conversion Price will be reduced (in order to increase the number of shares of Common Stock into which each Series B Preferred Share is convertible) to that price per share determined by multiplying the Conversion Price in effect immediately prior to the time of such Dilutive Event by a fraction, (i) the numerator of which shall be (x) the number of shares of Common Stock Deemed Outstanding immediately prior to the Dilutive Event, plus (y) the number of shares of Common Stock that the aggregate consideration (if any) received by the Corporation for the total number of such shares of Common Stock so issued or sold, or deemed issued or sold, in such Dilutive Event would purchase at the Conversion Price in effect immediately prior to such Dilutive Event, and (ii) the denominator of which shall be the number of shares of Common Stock Deemed Outstanding immediately after such Dilutive Event (which for the purposes of this subsection (ii) shall include any actual issuances of Common Stock or securities convertible into or exchangeable for Common Stock that have been made to existing stockholders in connection with such Dilutive Event). Notwithstanding the foregoing, the issuance by the Corporation of any of the following shall not constitute a Dilutive Event: (A) securities exercisable into up to 10% of the then issued and outstanding shares of Common Stock (on a fully diluted basis) which are issued or issuable to employees, consultants, vendor, landlord or members of the Board for the purpose of soliciting or retaining their services to the extent approved by the Board or compensation committee thereof, (B) securities issued in connection with a merger, strategic acquisition, business combination or joint-venture, (C) securities issued to an independent Person, the purpose of which is not to raise capital, or (D) securities issued upon conversion, exercise or exchange of any equity securities issued on or prior to the Original Issue Date so long as such securities are issued pursuant to the terms of such previously issued equity securities as in effect at the time of such prior issuance (collectively, items (A)-(D) shall be referred to as the “Exempt Issuances”). For purposes of determining the adjusted Conversion Price pursuant to this Section 6(c)(ii), the “Common Stock Deemed Outstanding” shall be the number of shares of Common Stock actually issued and outstanding plus the number of shares of Common Stock issuable on the conversion of all actually issued and outstanding Preferred Stock at the conversion price then in effect for each respective series of Preferred Stock immediately prior to such adjustment.

d.  Issuance of Rights, Options or Convertible Securities. If, other than pursuant to an Exempt Issuance, (i) the Corporation in any manner grants any rights or options to subscribe for or to purchase shares of Common Stock or any securities convertible into or exchangeable for shares of Common Stock (such rights or options referred to herein as “Options” and such convertible or exchangeable stock or securities referred to herein as “Convertible Securities”) and (ii) the Price Per Share (as defined below) of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of such Convertible Securities is less than the Conversion Price in effect immediately prior to the time of the granting of such Options, then (x) the total maximum amount of such Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum number of Convertible Securities issuable upon the exercise of such Options will be deemed to be Common Stock issued and sold by the Corporation, (y) the consideration received pursuant to the Dilutive Event will equal the Price Per Share times the number of shares of Common Stock so deemed issued and sold by the Corporation and (z) the number of shares of Common Stock so deemed issued and sold by the Corporation shall be included in the Common Stock Deemed Outstanding. For purposes of this Section 6(d), the “Price Per Share” will be determined by dividing (i) the total amount, if any, received or receivable by the Corporation as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon exercise of all such Options, plus in the case of such Options which relate to Convertible Securities, and without double-counting, the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the issuance or sale of such Convertible Securities and the conversion or exchange thereof, by (ii) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options. No further adjustment of the Conversion Price will be made when Convertible Securities are actually issued upon the exercise of such Options or when Common Stock is actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities; provided, that, if such Options or Convertible Securities expire or lapse without being exercised and/or converted into Common Stock, then the Conversion Price will be readjusted to the Conversion Price which would have been in effect had such expired or lapsed Options or Convertible Securities not been issued.

i.  Change in Option Price or Conversion Rate. If at any time there is a reduction in (i) the purchase price provided for in any Options, (ii) the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities or (iii) the rate at which any Convertible Securities are convertible or exchangeable for Common Stock, then the Conversion Price in effect at the time of such change will be readjusted to the Conversion Price which would have been in effect had those Options or Convertible Securities still outstanding at the time of such change provided for such reduced purchase price, additional consideration or changed conversion rate, as the case may be, at the time such Options or Convertible Securities were initially granted, issued or sold. If such Options or Convertible Securities expire or lapse without being exercised and/or converted into Common Stock, then the Conversion Price will be readjusted to the Conversion Price which would have been in effect had such expired or lapsed Options or Convertible Securities not been issued.

ii.  Calculation of Consideration Received. If any shares of Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor or the Price Per Share, as the case may be, will be deemed to be the amount received or to be received by the Corporation therefor. In case any shares of Common Stock, Options or Convertible Securities are issued or sold in whole or in part for a consideration other than cash, the amount of the consideration other than cash received by the Corporation or the non-cash portion of the Price Per Share, as the case may be, will be the Fair Market Value of such consideration received or to be received, respectively, by the Corporation. If any shares of Common Stock, Options or Convertible Securities are issued in connection with any merger in which the Corporation is the surviving corporation, the amount of consideration therefor will be deemed to be the Fair Market Value of such portion of the net assets and business of the non-surviving corporation as is attributable to such shares of Common Stock, Options or Convertible Securities, as the case may be.

iii.  Integrated Transactions. In the event that any share of Common Stock, Option or Convertible Security is issued in connection with the issuance or sale of other securities of the Corporation, which issuances together comprise one integrated transaction in which no specific consideration is allocated to such share of Common Stock, Option or Convertible Security by the parties thereto, such Common Stock, Option or Convertible Security shall be deemed to have been issued for such consideration as is determined in good faith by the Board.

iv.  Treasury Shares. The number of shares of Common Stock Deemed Outstanding at any given time shall not include shares owned or held by or for the account of the Corporation, and the disposition of any shares so owned or held shall be considered an issuance or sale of Common Stock by the Corporation.

e.  Partial Conversion; Fractional Shares. In case the number of shares of Series B Preferred Stock represented by the certificate or certificates surrendered pursuant to Section 6(a) exceeds the number of shares converted, the Corporation shall, upon such conversion, execute and deliver to the holder, at the expense of the Corporation, a new certificate or certificates for the number of shares of Series B Preferred Stock represented by the certificate or certificates surrendered which are not to be converted. If any fractional share of Common Stock would be delivered upon such conversion, the Corporation, in lieu of delivering such fractional share, may pay to the holder surrendering the Series B Preferred Stock for conversion an amount in cash equal to the current Fair Market Value of such fractional share.

f.  Subdivision or Combination of Common Stock. In case the Corporation shall at any time subdivide (by any stock split, stock dividend, reclassification or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and, conversely, in case the outstanding shares of Common Stock shall be combined into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

g.  Dividends and Distributions.  In the event the Corporation, at any time or from time to time after the Original Issue Date shall make, issue or fix a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock, Options or Convertible Securities without payment of any consideration by such holder for such additional shares of Common Stock, Options or Convertible Securities, then, except for dividends which are of the type contemplated by Section 6(f) above (in which case the provisions thereof shall apply), following the record date fixed for the determination of holders of shares of Common Stock entitled to receive such dividend or other distribution (or the date of such dividend or other distribution is paid if no record date is fixed), the Conversion Price shall be appropriately decreased so that the number of shares of Common Stock issuable upon conversion of each share of Series B Preferred Stock shall be increased in proportion to the increase in number of shares of Common Stock Deemed Outstanding, which calculation for purposes of this Section 6(g) only, shall include the number of shares of Common Stock issued or issuable as a result of the dividend or other distribution. If the Corporation takes a record of the holders of Common Stock for the purpose of entitling them (i) to receive a dividend or other distribution payable in shares of Common Stock, Options or in Convertible Securities or (ii) to subscribe for or purchase shares of Common Stock, Options or Convertible Securities, then such record date will be deemed to be the date of the issuance or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or upon the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

h.  Notice of Adjustment.

i.  Immediately upon any adjustment of the Conversion Price, the Corporation shall give written notice thereof to all holders of shares of Series B Preferred Stock specifying the Conversion Price in effect thereafter.

ii.  The Corporation shall give written notice to all holders of Series B Preferred Stock at least 20 days prior to the date on which the Corporation closes its books or takes a record for determining rights to vote with respect to any Liquidation Event. The Corporation shall also give written notice to the holders of Series B Preferred Stock at least 20 days prior to the date on which any Liquidation Event shall occur.

i.  Automatic Conversion. Each share of Series B Preferred Stock that is issued and outstanding at 5:00 P.M. New York City time on May 23, 2015 shall automatically be converted into the number of shares of Common Stock into which such shares of Series B Preferred Stock are then convertible pursuant to this Section 6 without any further action by any holder of such shares and whether or not the certificate(s) representing such shares are surrendered to the Corporation or its transfer agent.

j.  Stock to be Reserved. Following the consummation of the Authorized Capital Increase (as such term is defined and described in the Securities Purchase Agreement dated May 23, 2005 between the Corporation and the signatories thereto), the Corporation will at all times reserve and keep available out of its authorized Common Stock, solely for the purpose of issuance upon the conversion of Series B Preferred Stock as herein provided, such number of shares of Common Stock as shall then be issuable upon the conversion of all then outstanding shares of Series B Preferred Stock. The Corporation covenants that all shares of Common Stock which shall be so issued shall be duly and validly issued and fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof. The Corporation will take all such action as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or regulation, or of any requirement of any national securities exchange upon which the Common Stock may be listed. The Corporation will not take any action which results in any adjustment of any Conversion Price if the total number of shares of Common Stock issued and issuable after such action upon conversion of the Series B Preferred Stock would exceed the total number of shares of Common Stock then authorized by the Certificate of Incorporation.

k.  No Reissuance of Series B Preferred Stock. Shares of Series B Preferred Stock which are converted into shares of Common Stock as provided herein shall not be reissued.

l.  Issue Tax. The issuance of certificates for shares of Common Stock upon conversion of Series B Preferred Stock shall be made without charge to the holders thereof for any issuance tax in respect thereof, provided that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Series B Preferred Stock which is being converted.

m.  Closing of Books. The Corporation will at no time close its transfer books against the transfer of any shares of Series B Preferred Stock or of any shares of Common Stock issued or issuable upon the conversion of any shares of Series B Preferred Stock in any manner which interferes with the timely conversion of such Series B Preferred Stock, except as may otherwise be required to comply with applicable securities laws.

n.  No Impairment. The Corporation will not, by amendment of this Certificate of Designation or its Certificate of Incorporation, or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of the all the provisions of this Section 6 and in the taking all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series B Preferred Stock against impairment.

7.	Miscellaneous.

a.  Registration of Transfer. The Corporation will keep at its principal office a register for the registration of shares of Series B Preferred Stock. Upon the surrender of any certificate representing shares of Series B Preferred Stock at such place, the Corporation will, at the request of the record holder of such certificate, execute and deliver (at the Corporation’s expense (excluding any applicable transfer taxes, which shall be borne by the holder)) a new certificate or certificates in exchange therefor representing in the aggregate the number of shares of Series B Preferred Stock represented by the surrendered certificate. Each such new certificate will be registered in such name and will represent such number of shares of Series B Preferred Stock as is requested by the holder of the surrendered certificate and will be substantially identical in form to the surrendered certificate.

b.  Replacement. Upon receipt of evidence reasonably satisfactory to the Corporation of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of Series B Preferred Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation, or, in the case of any such mutilation upon surrender of such certificate, the Corporation will (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of Series B Preferred Stock represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

8.  Amendment and Waiver. No amendment, modification or waiver will be binding or effective with respect to any provision of this Certificate of Designation without the prior written consent of the holder or holders of at least a majority of the outstanding Series B Preferred Stock at the time such action is taken; provided that no action will adversely discriminate among any holders of shares of Series B Preferred Stock other than as a result of differences in the number of shares of Series B Preferred Stock held by such holders without the consent of such holders.

9.  Notices. Except as otherwise expressly provided, all notices referred to herein will be in writing and will be deemed delivered (a) if delivered personally, when delivered, (b) if sent by overnight delivery, on the next business day following deposit with a nationally recognized courier, (c) if sent by registered or certified mail, return receipt requested, postage prepaid, on the third business day after registration or certification thereof, or (d) if sent by confirmed facsimile transmission, on the date transmitted if during normal business hours of the recipient and otherwise on the next business day, provided, that any such facsimile transmission shall be followed by delivery via another method permitted hereby, in each case, when delivery is made (i) if to the Corporation, at its principal executive offices, and (ii) if to any stockholder, at such holder’s address as it appears in the stock records of the Corporation (unless otherwise indicated in writing by such holder).

10.  Definitions.

For purposes of this Certificate of Designation, the definitions of terms contained in the Certificate of Incorporation are hereby incorporated by reference, except to the extent that any term is specifically defined in this Certificate of Designation. As used in this Certificate of Designation:

“Board” means the Corporation’s Board of Directors.
“Conversion Price” means $0.75 per share or, in case an adjustment of such conversion price has taken place pursuant to the provisions of Section 6, then the conversion price as last adjusted and in effect at the date any share or shares of Series B Preferred Stock are surrendered for conversion.

“Corporate Sale” means any merger, consolidation, reorganization or other similar transaction or series of transactions of the Corporation or any of its Subsidiaries into or with any other corporation or entity (other than with and into a corporation or other entity, 100% of the outstanding capital stock or other equity interests of which are held by the Corporation), or a sale, conveyance, mortgage, transfer, license, pledge, lease or other disposition of all or substantially all of the assets of the Corporation or any of its Subsidiaries, or any other transaction or series of transactions, in all instances in which the holders of the outstanding voting securities of the Corporation immediately prior to such transaction hold less than 50% of the voting securities of the surviving entity immediately following such transaction.

“Fair Market Value” means (a) with respect to property other than cash or securities, the value of such property as determined in good faith by the Board, irrespective of any accounting treatment; and (b) with respect to a share of the capital stock of the Corporation or any other Person, as of a particular date (the “Valuation Date”), the following: (i) if such capital stock is then listed on a national stock exchange, the closing sale price of one share of such capital stock on such exchange on the last trading day prior to the Valuation Date; (ii) if such capital stock is then quoted on Nasdaq, the closing sale price of one share of such capital stock on Nasdaq on the last trading day prior to the Valuation Date or, if no such closing sale price is available, the average of the high bid and the low ask price quoted on Nasdaq on the last trading day prior to the Valuation Date; (iii) if such capital stock is then quoted on any domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization, the average of the bid and asked prices on the last trading day prior to the Valuation Date, or (D) if such capital stock is not then listed on a national stock exchange, quoted on Nasdaq, or quoted on any domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, the Fair Market Value of one share of such capital stock as of the Valuation Date shall be determined in good faith by the Board.

“Liquidation Event” shall mean (a) any dissolution, liquidation or winding-up of the Corporation, whether voluntary or involuntary, or (b) unless otherwise agreed in writing by holders of at least a majority of the outstanding Series B Preferred Stock, any Corporate Sale.

“Original Issue Date” means the date as of which the first shares of Series B Preferred Stock are issued by the Corporation.

“Person” means an individual, corporation, partnership, limited liability company, limited partnership, syndicate, person (including, without limitation, a “Person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government

“Series B Liquidation Value” means $15.00 (adjusted appropriately in the event the shares of Series B Preferred Stock are subdivided into a greater number, whether by stock split, stock dividend, reclassification or otherwise, or combined into a lesser number, whether by reverse stock split, reclassification or otherwise).

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designation of Series B Convertible Preferred Stock on this 23rd day of May, 2005.

SHELLS SEAFOOD RESTAURANTS, INC.

By:	/s/ Warren R. Nelson
Name: Warren R. Nelson Title: Executive Vice President of Finance and Chief Financial Officer